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                                                                    Exhibit 99.2

[GENAERA LOGO]

                                                           FOR IMMEDIATE RELEASE

Contact:
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Genaera Corporation               The Trout Group/BMC Communications
Jennifer Bilotti                  Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020                    Brad Miles ext. 17 (media inquiries)
www.genaera.com                   (212) 477-9007
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Genaera Announces Advanced Ovarian Cancer Clinical Trial Results for Squalamine
                at American Society of Clinical Oncology Meeting

Plymouth Meeting, PA, May 20, 2002--Genaera Corporation (NASDAQ: GENR) announced today the presentation of encouraging results for its anti-angiogenic drug, squalamine, in its phase 2 recurrent advanced ovarian cancer clinical trial, at the meeting of the American Society of Clinical Oncology (ASCO) in Orlando, Florida.

The ongoing phase 2 clinical trial in recurrent advanced ovarian cancer is a multi-center, open label design, evaluating squalamine in combination with carboplatin. In this study, 35% of evaluable patients (9 of 26) have had an objective response to the study drug regimen of squalamine and carboplatin. Best response to therapy has included five complete responses, and four partial responses. Four of the responses were in patients enrolled with measureable disease, and five have been in patients enrolled with rising and elevated levels of Ca-125 tumor marker, consistent with early ovarian cancer recurrence. For this study, squalamine is dosed at 200 mg/m2/day, daily for five days, immediately following carboplatin infusion, every 3 weeks.

Susan Davidson, MD, Chief, Gynecologic Oncology at the University of Colorado Health Sciences Center, commented, "Patients with recurrent ovarian cancer desperately need alternatives to currently available treatments. Squalamine is a novel anti-angiogenic drug with a unique mechanism of action, and the results to date in ovarian cancer, both pre-clinically and in this initial clinical trial, are encouraging. Based on these results, obtained in treating a mixed population of patients with recurrent advanced ovarian cancer with squalamine and carboplatin therapy, I feel that further evaluation of this treatment strategy is certainly indicated."

Roy C. Levitt, MD, President and Chief Executive Officer of Genaera, commented, "These clinical results with squalamine in ovarian cancer provide evidence of its tremendous potential as a unique anti-angiogenic therapy for cancer. Based on our understanding of squalamine's unique mechanism of action, and our impressive preclinical results from the laboratories of multiple well-known clinicians and scientists in oncology and ophthalmology, we anticipate these beneficial results will continue, for both cancer and macular degeneration. In recurrent ovarian cancer, we look forward to commencing our registration trial."

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Enrollment for the phase 2 ovarian cancer clinical trial is complete at 42 patients, of which 31 patients have completed at least two cycles of therapy and are thereby considered evaluable for efficacy. Results are not complete for five patients enrolled in the study, who have all completed at least two cycles of therapy. Patients in the study are currently being followed to determine time to progression and survival.

Squalamine has been granted Orphan Drug designation for the treatment of ovarian cancer by the U.S. Food and Drug Administration (FDA). A registration trial in recurrent ovarian cancer is currently planned to begin in 2002.

The Company has performed clinical trials evaluating squalamine in the treatment of non-small cell lung cancer, ovarian cancer, and other adult solid tumors. Genaera also anticipates the start of clinical trials in age-related macular degeneration (AMD) in 2002. Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine is a potent anti-angiogenic molecule with a unique multi-faceted mechanism of action that blocks the action of a number of angiogenic growth factors, including vascular endothelial growth factor (VEGF).

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on antiangiogenesis, obesity, infectious diseases and respiratory diseases. Genaera has four products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for cancer and eye disease; trodulamine, an appetite suppressant for medically significant obesity; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN(TM), a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic lung disease.

This announcement contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding the preliminary results and future clinical development plans and prospects for squalamine (for lung cancer, ovarian cancer and in other indications), the IL-9 antibody program, the small molecule mucoregulator program, and trodulamine. You may identify some of these forward looking-statements by the use of words in the statements such as "look forward," "planned, "anticipate," "develop," "continuing," and "progress," or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of factors, including, but not limited to, the additional data to be collected from the clinical trials, results of additional clinical development plans, results of ongoing preclinical and clinical studies in our drug development candidates, general financial, economic, regulatory and political conditions affecting the biotechnology industry and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements. This discussion is permitted by the Private Securities Litigation Reform Act of 1995.

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